CERTIFICATE OF DESIGNATIONS

                                       OF

                            TWISTEE TREAT CORPORATION

                   ESTABLISHING THE DESIGNATIONS, PREFERENCES,

                     LIMITATIONS AND RELATIVE RIGHTS OF ITS

                      SERIES A CONVERTIBLE PREFERRED STOCK


         Pursuant to Delaware Law, Twistee Treat Corporation, a corporation organized and existing under the State of Delaware (the "Company"),

         DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Delaware Law, the Board of Directors, by majority vote of the Board of Directors at a special meeting held on May 1, 2002, duly adopted a resolution providing for the issuance of a series of 6,000,000 shares of Series A Convertible Preferred Stock, which resolution is and reads as follows:

         RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Twistee Treat Corporation (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.0001 per share, of the Company be, and it hereby is, established; and

         FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and

         FURTHER RESOLVED, that the Series A Preferred Stock shall consist of 6,000,000 shares; and

         FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

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         Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to 6,000,000. The Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Preferred Stock (the "Senior Stock"), (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Redeemable Preferred Stock (the "Parity Stock") and (iii) senior to the common stock, par value $.0001 per share, of the Company ("Common Stock") and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Redeemable Preferred Stock (the "Junior Stock"). So long as any shares of Preferred Stock remain outstanding, the Company's Certificate of Incorporation shall specify that any other class or series of stock issued, other than Common Stock, is either Senior Stock, Parity Stock or Junior Stock. The Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock;

         Section 2. DIVIDENDS The holders of Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

         Section 3.    LIQUIDATION PREFERENCE

         3.1 DISTRIBUTION AMOUNT. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Redeemable Preferred Stock as to liquidation, a liquidating distribution as to each share in an amount equal to $.50. The holders of Preferred Stock and any Parity Stock hereafter issued that rank on a parity as to liquidation rights with the Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any liquidating distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

         3.2 NON-CASH DISTRIBUTIONS. If any of the assets of the Company are to be distributed other than in cash under this Section 3, then the Board of Directors of the Company shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of the Preferred Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

         Section 4.    VOTING.

         4.1 VOTING RIGHTS. The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to ten votes per share of Preferred Stock.

         4.2 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

         4.3 AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

         Section 5.    CONVERSION RIGHTS.

         5.1 OPTIONAL CONVERSION. Shares of Preferred Stock are convertible at the option of the holder(s) into four shares of Company Common Stock for every share of Preferred Stock.

         5.2 TRANSFER COSTS. The Company shall pay any and all documentary stamp and other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery had paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         5.3 COMMON RESERVED. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Preferred Stock.

         5.4 STATUS OF SHARES. All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Company, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and free from preemptive rights.

         Section 6. NOTICES. Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         Section 7. ANTI-DILUTION. The Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.

         7.1 RECAPITALIZATION. If the Company is recapitalized through the subdivision or combination of its outstanding shares of common stock into a larger number of shares, the number of shares of common stock for which this Preferred Stock may be convertible shall be increased, as of the record date for such recapitalization, in the same proportion as the increase in the outstanding shares of common stock. The number of shares of common stock for which this Preferred Stock may be convertible shall not reduced as a result of a recapitalization through the subdivision or combination of the Company's outstanding shares of common stock into a smaller number of shares.

         7.2 DECLARATION OF DIVIDEND. If the Company declares a dividend on common stock, or makes a distribution to holders of common stock, and such distribution is payable or made in common stock or securities convertible into or exchangeable for common stock, or rights to purchase common stock or securities convertible into or exchangeable into common stock, the number of shares for which this Preferred Stock may be converted shall be increased, as of the record date for determining which holders of common stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares ( and shares of common stock issuable upon conversion of all such securities convertible into common stock) of common stock as a result of such dividend or distribution.

         IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its President this 2nd day of May, 2002.

                            TWISTEE TREAT CORPORATION


                           By:/s/ Stephen Wells
                              Stephen Wells, President